Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 15, 2008, except as it relates to the effects of the segment realignment discussed in Note D and Note Q, as to which the date is August 29, 2008, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2007 Annual Report to Shareholders of Alcoa Inc. and its subsidiaries (the “Company”), which is incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the incorporation by reference of our report dated February 15, 2008 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 15, 2008, except as it relates to the effects of the segment realignment discussed in Note D and Note Q, as to which the date is August 29, 2008, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K dated September 3, 2008.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 26, 2008 relating to the financial statements, which appears in the Annual Report of the Alcoa Savings Plan for Bargaining Employees, the Alcoa Savings Plan for Non-Bargaining Employees, and the Alcoa Savings Plan for Subsidiary and Affiliate Employees on Form 11-K for the year ended December 31, 2007.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania
November 24, 2008